Exhibit 99.1

BIND Therapeutics Reports Third Quarter 2015 Financial Results and Provides Corporate Update

– iNSITE 1 trial on track for stage 1 data by year-end; iNSITE 2 on track for stage 1 data in 1H 2016 for treatment of rare tumor types –

– Progress continues in developing next-generation Accurin products for multiple therapeutic areas –

CAMBRIDGE, Mass., November 2, 2015 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results and business highlights for the third quarter ended September 30, 2015. Management will host a conference call today at 8:30 a.m. ET to provide a business update and review the Company’s third quarter financial results.

“This was an important quarter for BIND as we made significant progress with our proprietary pipeline, collaboration programs and research initiatives that have the potential to lead to breakthrough therapies,” said Andrew Hirsch, president and chief executive officer at BIND Therapeutics. “Interim phase 2 data is forthcoming on our lead product BIND-014 in two studies across six tumor types with limited treatment options, starting with a readout by the end of 2015 in KRAS mutant and squamous histology non-small cell lung cancers. In addition, Pfizer exercised an option in our collaboration to move a kinase inhibitor towards clinical development and we expect our collaboration with AstraZeneca to result in a second Accurin to enter the clinic in the fourth quarter. We have also made tremendous progress in developing Accurins to target diseased immune cells, infectious disease, and to deliver oligonucleotides. Collectively, we are now positioned to potentially have at least four Accurins in clinical development within the next two years.”

Recent Pipeline/Business Highlights:

•	Appointed Dr. Arthur Tzianabos, current president and chief scientific officer at OvaScience, to the Board of Directors.

•	Received notification from Pfizer that it would exercise its option to obtain an exclusive license to develop and commercialize an Accurin drug candidate for the treatment of solid tumors under the companies’ global collaboration agreement. BIND expects to receive the $2.5 million option fee in the fourth quarter of 2015.

•	Dosed the first patient in the iNSITE 2 trial in patients with four tumor histologies, each affecting fewer than 200,000 patients in the U.S.: cholangiocarcinoma, advanced cervical cancer, advanced bladder cancer, and advanced squamous cancer of the head and neck.

•	Completed build out of dedicated manufacturing space, through an arrangement with a large contract manufacturing organization, that is capable of producing Accurins at the double-digit kilogram scale.

•	Continued preclinical work in collaboration with Macrophage Therapeutics, completing derivatization of the Manocept targeting agent and producing multiple versions of Manocept-targeted Accurins for in vivo testing.

•	Continued preclinical work, and generated promising initial data, on Accurin versions of anti-infective and oligonucleotide-based therapies.

Anticipated upcoming milestones and activities include:

•	Dose the first patient in the phase 1 trial of AZD2811 with collaborator AstraZeneca. BIND expects to receive the $4.0 million milestone payment in the fourth quarter of 2015.

•	Present preclinical and clinical pharmacokinetic data from BIND’s clinical stage Accurin BIND-014, data from BIND’s preclinical stage Accurin BIND-510, and new data from a previously unannounced feasibility study with an Accurin formulation of Merck’s AKT inhibitor, MK-2206, at the upcoming AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics.

•	Report initial data from the first stage of the iNSITE 1 trial in KRAS mutant or squamous histology non-small cell lung cancer in the fourth quarter of 2015.

•	Report the results of ongoing proof-of-concept work with Macrophage Therapeutics before year-end.

•	Report overall survival data from the completed phase 2 non-small cell lung cancer study with BIND-014 in the broader patient population following occurrence of all survival events.

•	Report final results from the phase 2 prostate cancer study with BIND-014 following occurrence of 75 percent of the survival events.

•	Report initial stage 1 data readout from iNSITE 2 trial in the first half of 2016.

•	Initiate in vivo studies with Accurin containing an antibiotic that targets gram negative bacteria.

•	Initiate in vitro and in vivo studies aimed at characterizing the ability of Accurins to impact PK, biodistribution, cellular uptake and gene silencing activity of oligonucleotide drugs.

Third Quarter 2015 Financial Results

Revenue for the third quarter of 2015 was $2.1 million, compared to $3.4 million in the third quarter of 2014. Revenues are primarily related to collaborations with AstraZeneca, Pfizer and Roche. The decrease in 2015 third quarter revenue compared to 2014 third quarter revenue was primarily due to lower revenue recognized from the up-front license fee from the AstraZeneca collaboration. The Company uses a proportional performance model to recognize revenue related to the up-front license fees, milestones, option exercise fee, and research and development services. Revenue is recognized over estimated performance obligations over time – at times much later than when cash is received.

Research and development expenses totaled $9.7 million for the third quarter of 2015, compared to $7.1 million for the third quarter of 2014. The increase in research and development expenses was primarily driven by higher manufacturing and related expenses as we scaled up and completed the clinical manufacturing batch needed for Accurin AZD2811, as well as greater compensation expense to support the development of BIND’s internal pipeline and collaborations.

General and administrative expenses totaled $3.9 million for the third quarter of 2015, which was essentially flat when compared to the third quarter of 2014.

Net loss for the third quarter of 2015 was $10.2 million, compared to a net loss of $7.3 million for the third quarter of 2014.

Cash, cash equivalents and short-term investments were approximately $41 million as of September 30, 2015. Including the $2.5 million Pfizer option exercise fee and the anticipated R&D reimbursement for the next stage of the Pfizer collaboration, the Company expects that its cash, cash equivalents and short-term investments will fund operating expense and capital expenditure requirements into the fourth quarter of 2016. This expectation is based on BIND’s current operating plans and research and development funding that it expects to receive under its existing collaborations, but excludes any potential milestone payments under its collaboration agreements.

We expect to earn a $4.0 million milestone from AstraZeneca during the fourth quarter of 2015 for the first patient in a phase 1 trial for Accurin AZD2811. We only include milestones in our cash guidance once they are achieved.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. EDT to discuss the third quarter 2015 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 67985711.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine company developing a pipeline of Accurins™, its novel targeted therapeutics designed to increase the concentration and duration of therapeutic payloads at disease sites while reducing exposure to healthy tissue. BIND is leveraging its Medicinal Nanoengineering® platform to develop a pipeline of Accurins targeting hematological and solid tumors and has a number of strategic collaborations with biopharmaceutical companies to develop Accurins in areas of high unmet need. BIND’s lead drug candidate, BIND-014, is a prostate-specific membrane antigen (PSMA) -targeted Accurin that contains docetaxel, a clinically-validated and widely-used cancer chemotherapy drug. BIND-014 is currently enrolling patients in a trial with BIND-014 for non-small cell lung cancer, or NSCLC, with KRAS mutations or squamous histology. In addition, BIND is enrolling patients in a clinical trial with BIND-014 for advanced cervical, bladder, head and neck and cholangio cancers. BIND is advancing BIND-510, its second PSMA-targeted Accurin drug candidate containing vincristine, a potent microtubule inhibitor with dose limiting peripheral neuropathy in its conventional form, through important preclinical studies to position it for an Investigational New Drug (IND) application filing with the U.S. Food and Drug Administration. BIND is also developing Accurins designed to inhibit PLK1 and KSP, both of which BIND believes are promising anti-mitotic targets that have been limited in the clinic due to systemic toxicity at or below therapeutic doses.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd., Merck & Co., or Merck (known as Merck Sharp & Dohme outside the United States and Canada) and Macrophage Therapeutics (a subsidiary of Navidea Biopharmaceuticals) to develop Accurins based on their proprietary therapeutic payloads and/or targeting ligands. BIND’s collaboration with AstraZeneca has resulted in FDA clearance to begin clinical trials with the Aurora B Kinase inhibitor Accurin AZD2811, which the Company expects to be the second Accurin candidate to enter clinical development. BIND’s collaboration with Pfizer has resulted in the selection of an Accurin candidate that is entering IND-enabling studies.

For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our programs and initiatives leading to breakthrough therapies; beliefs regarding our ability to have at least four Accurins in clinical development within the next two years; BIND-014, including without limitation, our expectations regarding the iNSITE 1 and iNSITE 2 clinical trials of BIND-014, the timing of our announcement of clinical and preclinical trial data, and BIND-014’s potential; expected timing of achievement of the $4.0 million AstraZeneca milestone ; expected timing of receipt of the $2.5 million Pfizer option fee; anticipated upcoming milestones and activities; the sufficiency of our cash, cash equivalents and short-term investments; Accurins, and developing a pipeline of Accurins; BIND-510, including without limitation, statements regarding our plan for an Investigational New Drug filing; opportunities regarding our nanomedicine platform; and our collaboration agreements with Pfizer, Merck, AstraZeneca, F. Hoffmann-La Roche Ltd., and Macrophage.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders, restrict its operations or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; the terms of the Company’s credit facility place restrictions on its operating and financial flexibility; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only two drug candidates in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the fact that a fast track or breakthrough therapy designation by the FDA for the Company’s drug candidates may not actually lead to a faster development or regulatory review or approval process; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing the Company’s growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; the possibility of system failures or security breaches; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the price of our common stock may be volatile and fluctuate substantially; significant costs and required management time as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 2, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$18,853	$19,348
Short-term investments	22,066	21,582
Amounts due under collaboration agreements	4,488	2,892
Prepaid expenses and other current assets	2,159	2,141

Total current assets	47,566	45,963
Property and equipment, net	9,588	6,567
Restricted cash and other assets	1,432	1,538

Total	$58,586	$54,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,797	$1,792
Accounts payable	1,534	1,796
Accrued expenses	5,529	5,260
Current portion of deferred revenue	3,502	5,087

Total current liabilities	14,362	13,935

Long-term liabilities:
Long-term debt, less current	10,828	1,482
Deferred revenue, less current	2,911	481
Warrant liability	5,721	—
Other long-term liabilities	782	1,006

Total long-term liabilities	20,242	2,969

Total liabilities	34,604	16,904

Total stockholders’ equity	23,982	37,164

Total	$58,586	$54,068

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$2,076	$3,365	$8,984	$7,389

Operating expenses:
Research and development	9,686	7,131	26,165	20,855
General and administrative	3,902	3,827	13,035	10,862

Total operating expenses	13,588	10,958	39,200	31,717

Loss from operations	(11,512)	(7,593)	(30,216)	(24,328)
Other expense	1,357	316	1,276	285

Net loss	(10,155)	(7,277)	(28,940)	(24,043)

Net loss per share:
Basic and diluted	$(0.49)	$(0.44)	$(1.44)	$(1.46)
Weighted average common shares outstanding:
Basic and diluted	20,759,880	16,544,402	20,031,936	16,477,974

Media:

Jeff Boyle

617-301-8816

media@bindtherapeutics.com

Investors:

Tom Baker

617-532-0624

investors@bindtherapeutics.com